EXHIBIT 99.1

Worthington Enterprises Reports Third Quarter Fiscal 2024 Results

COLUMBUS, Ohio, March 20, 2024 (GLOBE NEWSWIRE) -- Worthington Enterprises, Inc. (NYSE: WOR) reported net sales of $316.8 million and net earnings from continuing operations of $22.0 million, or $0.44 per diluted share, for its fiscal 2024 third quarter ended February 29, 2024. This compares to net sales of $346.3 million and net earnings from continuing operations of $29.8 million, or $0.60 per diluted share, in the third quarter of fiscal 2023. On an adjusted basis, the Company reported net earnings from continuing operations of $40.2 million, or $0.80 per diluted share, for the current year quarter compared to adjusted net earnings from continuing operations of $39.9 million, or $0.81 per share, in the prior year quarter.

As previously disclosed, the separation of the Company’s former Steel Processing business into an independent publicly traded company, Worthington Steel, Inc. (“Worthington Steel”), was completed on December 1, 2023 (the “Separation”). Accordingly, the results of Worthington Steel are presented as discontinued operations separate from the Company’s continuing operations in periods prior to the Separation. Earnings from discontinued operations include operating expenses only to the extent directly attributable to Worthington Steel. Indirect corporate overhead costs are included in continuing operations, and, to the extent eliminated post-Separation, have been included as an adjustment to earnings from continuing operations in periods prior to the Separation in the table below. The third quarter of fiscal 2024 was negatively impacted by the final Separation costs, as well as a one-time charge to income tax expense primarily related to non-deductible transaction costs. In addition, the current year quarter was negatively impacted by a non-cash charge to settle, in full, the unfunded benefit obligation of our last remaining pension plan. Results in both the current year quarter and the prior year quarter were impacted by certain other items that have been excluded from net earnings from continuing operations, as summarized in the table below.

(U.S. dollars in millions, except per share amounts)	3Q 2024		3Q 2023
	After-Tax	Per Share	After-Tax	Per Share
Net earnings from continuing operations	$22.0	$0.44	$29.8	$0.60
Corporate costs eliminated at Separation	-	-	7.9	0.16
True-up of Level5 earnout accrual	-	-	(0.8)	(0.02)
Impairment and restructuring charges	0.5	0.01	0.9	0.03
Separation costs	2.3	0.05	1.8	0.04
Pension settlement charge	6.2	0.12	-	-
Loss on sale of investment in ArtiFlex	-	-	0.3	-
One-time tax effects of Separation	9.2	0.18	-	-
Adjusted net earnings from continuing operations	$40.2	$0.80	$39.9	$0.81

“We are off to a good start with our first full quarter as Worthington Enterprises reporting adjusted earnings of $0.80 per share,” said Worthington Enterprises President and CEO Andy Rose. “Higher volume and margins in our Consumer Products business combined with healthy contributions from our Building Products segment drove results, offset by continued softness in Europe from our Sustainable Energy Solutions business. We appreciate our employees’ continued dedication to delivering value-added products for our customers every day.”

Financial highlights for the current year periods and prior year comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	3Q 2024	3Q 2023	9M 2024	9M 2023
Net sales	$316.8	$346.3	$926.9	$1,049.7
Operating income (loss)	4.3	4.0	(17.4)	14.5
Adjusted operating income	8.0	16.9	15.1	49.3
Net earnings from continuing operations	22.0	29.8	66.8	75.6
Adjusted EBITDA	66.9	70.2	187.8	212.3
EPS from continuing operations - diluted	0.44	0.60	1.33	1.53
Adjusted EPS from continuing operations - diluted	$0.80	$0.81	$2.11	$2.39

Consolidated Quarterly Results

Net sales for the third quarter of fiscal 2024 were $316.8 million, a decrease of $29.6 million, or 8.5%, from the prior year quarter, as unfavorable mix combined with slightly lower volumes led to a $35.6 million decrease in net sales within Building Products.

Operating income of $4.3 million was up slightly from $4.0 million in the prior year quarter. On an adjusted basis, operating income of $8.0 million was down $8.9 million from the prior year quarter, on the combined impact of lower gross profit, which was down $5.9 million due to lower contributions from Building Products and Sustainable Energy Solutions, partially offset by improvements within Consumer Products, and higher overall SG&A expense, up $3 million, excluding the impact of corporate costs in the prior year quarter that were eliminated post-Separation.

Miscellaneous expense increased $7.2 million from the prior year quarter primarily due to a pension lift-out transaction to transfer, in full, the remaining projected benefit obligation of the inactive Gerstenslager pension plan to a third-party insurance company, which resulted in an $8.1 million pre-tax non-cash charge.

Net interest expense was nominal in the current year quarter compared to $4.2 million in the prior year quarter due to higher interest income and, to a lesser extent, lower average debt levels driven by the July 28, 2023, redemption of the Company’s senior unsecured notes that were set to mature in April 2026 (“2026 Notes”).

Equity income increased $6.1 million over the prior year quarter to $43.2 million, primarily due to higher contributions from WAVE.

Income tax expense was $18.5 million in the current year quarter compared to $7.4 million in the prior year quarter. The increase was driven by discrete tax adjustments primarily related to the Separation. Current quarter income tax expense reflects an estimated annual effective rate of 30.8%, up from 22.6% in the prior year quarter, due to the impact of discrete tax items, including one-time charges triggered by the Separation consisting primarily of non-deductible transaction costs. On an adjusted basis, the effective tax rate was 23.1% in the current year quarter compared to 20.9% in the prior year quarter.

Balance Sheet

Total debt was $298.0 million at the end of the third quarter of fiscal 2024, down approximately $390 million from May 31, 2023, due to the early redemption of senior unsecured notes of an equal amount in fiscal 2024, including $150.0 million in December 2023 that was funded by a cash distribution received from Worthington Steel immediately prior to the Separation.  The Company ended the third quarter of fiscal 2024 with cash of $227.3 million.

Quarterly Segment Results

Effective December 1, 2023, management responsibilities at the propane tank manufacturing facility in Westerville, Ohio, were realigned under Building Products from Consumer Products. Additionally, during the third quarter, management began evaluating segment results on the basis of adjusted EBITDA, as defined and further described in the Use of Non-GAAP Measures and Definitions section below. Financial results below, including historical data, reflect these changes.

Consumer Products generated net sales of $133.2 million during the current year quarter, up $2.5 million, or 1.9%, over the prior year quarter on higher volume, partially offset by lower average selling prices. Adjusted EBITDA was up $4.5 million in the quarter to $25.6 million, driven by the impact of higher volume.

Building Products generated net sales of $148.2 million during the current year quarter, down 19%, or $35.6 million, from the prior year quarter primarily due to an unfavorable shift in product mix. Adjusted EBITDA decreased $5.0 million from the prior year quarter to $53.1 million, as unfavorable mix compressed gross profit. Higher contributions of equity income, driven by a $7.1 million increase at WAVE, partially offset the impact of lower gross profit.

Sustainable Energy Solutions generated net sales of $35.4 million during the current year quarter, up $3.6 million, or 11.3%, over the prior year quarter, on higher volume. Adjusted EBITDA was a loss of $2.7 million, unfavorable by $2.9 million from the prior year quarter, as volumes remained too low to absorb the fixed costs in the business.

Recent Developments

  In connection with the Separation, the Company received a cash distribution of $150.0 million from Worthington Steel, which was used to redeem, in full, the unsecured senior notes that were set to mature in August 2024.
  On February 1, 2024, the Company acquired an 80 percent ownership stake in an affiliate of HALO Products Group, LLC. Halo is an asset-light business with technology-enabled solutions in the outdoor cooking space with products that include HALO™ branded pizza ovens, pellet grills, griddles and other accessories. The total purchase price was approximately $9.4 million.
  On March 20, 2024, the Company’s Board of Directors declared a quarterly dividend of $0.16 per common share payable on June 28, 2024, to shareholders of record at the close of business on June 14, 2024.

Outlook

“Worthington Enterprises is operating well as we head into our fourth quarter,” Rose said. “We have well vetted strategies and strong teams with high expectations for delivering on our promise of increasing shareholder value. We are not without our challenges, but our strategic positioning is solid, and we have a strong balance sheet and significant capital available to take advantage of opportunities as they arise. Our Worthington Business System of transformation, innovation and acquisitions is well entrenched and will enable our success.”

Upcoming Investor Events

  Oppenheimer 19th Annual Industrial Growth Conference, May 8, 2024
  KeyBanc Industrials & Basic Materials Conference, May 30, 2024

Conference Call

The Company will review fiscal 2024 third quarter results during its quarterly conference call on March 21, 2024, at 8:30 a.m. Eastern Time. Details regarding the conference call can be found on the Company website at https://www.worthingtonenterprises.com/.

About Worthington Enterprises

Worthington Enterprises (NYSE: WOR) is a designer and manufacturer of market-leading brands that help enable people to live safer, healthier and more expressive lives. The Company operates with three segments: Building Products, Consumer Products and Sustainable Energy Solutions. Worthington’s emphasis on innovation and transformation extends to building products including heating and cooling solutions, water systems, architectural and acoustical grid ceilings and metal framing and accessories, and consumer products in tools, outdoor living and celebrations categories sold under brand names Coleman®, Bernzomatic®, Balloon Time®, Level5 Tools®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International®, HALO™ and Hawkeye™. The Company serves the growing global hydrogen ecosystem through on-board fueling systems and gas containment solutions.

Headquartered in Columbus, Ohio, Worthington Enterprises employs approximately 5,000 people throughout North America and Europe.

Founded in 1955 as Worthington Industries, Worthington Enterprises follows a people-first Philosophy with earning money for its shareholders as its first corporate goal. Worthington Enterprises achieves this outcome by empowering its employees to innovate, thrive and grow with leading brands in attractive markets that improve everyday life. The Company engages deeply with local communities where it has operations through volunteer efforts and The Worthington Companies Foundation, participates actively in workforce development programs and reports annually on its corporate citizenship and sustainability efforts. For more information, visit worthingtonenterprises.com.

Safe Harbor Statement

Selected statements contained in this release constitute “forward-looking statements,” as that term is used in the Private Securities Litigation Reform Act of 1995 (the “Act”). The Company wishes to take advantage of the safe harbor provisions included in the Act. Forward-looking statements reflect the Company’s current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “estimate,” “project,” “position,” “strategy,” “target,” “aim,” “seek,” “foresee” and similar words or phrases. These forward-looking statements include, without limitation, statements relating to: future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; the anticipated benefits of the separation of the Company’s Steel Processing business (the “Separation); the expected financial and operational performance of, and future opportunities for, the Company following the Separation; the Company’s performance on a pro forma basis to illustrate the estimated effects of the Separation on historical periods; the tax treatment of the Separation transaction; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic and the various responses of governmental and nongovernmental authorities thereto on economies and markets, and on our customers, counterparties, employees and third-party service providers; and other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow: the uncertainty of obtaining regulatory approvals in connection with the Separation, including rulings from the Internal Revenue Service; the Company’s ability to successfully realize the anticipated benefits of the Separation; the risks, uncertainties and impacts related to the COVID-19 pandemic – the duration, extent and severity of which are impossible to predict, including the possibility of future resurgence in the spread of COVID-19 or variants thereof – and the availability, effectiveness and acceptance of vaccines, and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates and economic recession, and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, labor and other items required by operations (especially in light of the COVID-19 pandemic and Russia’s invasion of Ukraine); effects of sourcing and supply chain constraints; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages, interruption in utility services, civil unrest, international conflicts (especially in light of Russia’s invasion of Ukraine), terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability (especially in light of Russia’s invasion of Ukraine), foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, which may negatively impact the Company’s operations and financial results; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability regulations and considerations; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the effects of tax laws in the United States and potential changes for such laws, which may increase the Company’s costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2023.

Forward-looking statements should be construed in the light of such risks. The Company notes these factors for investors as contemplated by the Act. It is impossible to predict or identify all potential risk factors. Consequently, readers should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company does not undertake, and hereby disclaims, any obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

WORTHINGTON ENTERPRISES, INC. CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2024	2023	2024	2023
Net sales	$316,755	$346,315	$926,902	$1,049,694
Cost of goods sold	243,643	267,344	720,882	820,266
Gross profit	73,112	78,971	206,020	229,428
Selling, general and administrative expense	65,134	71,359	210,262	211,208
Impairment of long-lived assets	-	484	-	484
Restructuring and other expense (income), net	698	823	704	(354)
Separation costs	2,999	2,305	12,465	3,572
Operating income (loss)	4,281	4,000	(17,411)	14,518
Other income (expense):
Miscellaneous income (expense)	(6,995)	217	(5,983)	(4,499)
Loss on extinguishment of debt	-	-	(1,534)	-
Interest expense, net	(50)	(4,186)	(1,596)	(15,689)
Equity in net income of unconsolidated affiliates	43,235	37,111	127,328	102,004
Earnings before income taxes	40,471	37,142	100,804	96,334
Income tax expense	18,471	7,391	34,041	20,709
Net earnings from continuing operations	22,000	29,751	66,763	75,625
Net earnings from discontinued operations	-	20,507	83,106	59,382
Net earnings	22,000	50,258	149,869	135,007
Net earnings attributable to noncontrolling interests	-	3,933	7,460	8,382
Net earnings attributable to controlling interest	$22,000	$46,325	$142,409	$126,625

Amounts attributable to controlling interest:
Net earnings from continuing operations	$22,000	$29,751	$66,763	$75,625
Net earnings from discontinued operations	-	16,574	75,646	51,000
Net earnings attributable to controlling interest	$22,000	$46,325	$142,409	$126,625

Earnings per share from continuing operations - basic	$0.45	$0.61	$1.36	$1.56
Earnings per share from discontinued operations - basic	-	0.34	1.54	1.05
Net earnings per share attributable to controlling interest - basic	$0.45	$0.95	$2.90	$2.61

Earnings per share from continuing operations - diluted	$0.44	$0.60	$1.33	$1.53
Earnings per share from discontinued operations - diluted	-	0.34	1.50	1.04
Net earnings per share attributable to controlling interest - diluted	$0.44	$0.94	$2.83	$2.57

Weighted average common shares outstanding - basic	49,315	48,587	49,113	48,541
Weighted average common shares outstanding - diluted	50,417	49,493	50,271	49,356

Cash dividends declared per share	$0.16	$0.31	$0.80	$0.93

CONSOLIDATED BALANCE SHEETS WORTHINGTON ENTERPRISES, INC. (In thousands)

	February 29,	May 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$227,310	$422,268
Receivables, less allowances of $750 and $803 at February 29, 2024
and May 31, 2023, respectively	219,389	224,863
Inventories
Raw materials	74,929	91,988
Work in process	18,234	19,189
Finished products	98,553	83,322
Total inventories	191,716	194,499
Income taxes receivable	2,398	1,681
Prepaid expenses and other current assets	50,298	46,301
Current assets of discontinued operations	-	978,725
Total current assets	691,111	1,868,337
Investment in unconsolidated affiliates	120,707	138,041
Operating lease assets	21,285	24,686
Goodwill	345,445	336,178
Other intangibles, net of accumulated amortization of
$82,190 and $73,308 at February 29, 2024 and May 31, 2023, respectively	226,859	230,851
Other assets	30,900	14,339
Property, plant and equipment:
Land	12,203	12,120
Buildings and improvements	142,522	139,514
Machinery and equipment	417,777	403,885
Construction in progress	39,260	24,779
Total property, plant and equipment	611,762	580,298
Less: accumulated depreciation	343,380	323,883
Total property, plant and equipment, net	268,382	256,415
Non-current assets of discontinued operations	-	782,071
Total assets	$1,704,689	$3,650,918

Liabilities and equity
Current liabilities:
Accounts payable	$108,660	$126,743
Accrued compensation, contributions to employee benefit plans and related taxes	47,657	46,782
Dividends payable	8,916	18,330
Other accrued items	29,697	37,801
Current operating lease liabilities	6,555	6,682
Income taxes payable	536	8,918
Current maturities of long-term debt	267	264
Current liabilities associated of discontinued operations	-	472,038
Total current liabilities	202,288	717,558
Other liabilities	76,300	71,766
Distributions in excess of investment in unconsolidated affiliate	116,775	117,297
Long-term debt	297,695	689,718
Noncurrent operating lease liabilities	15,103	18,326
Deferred income taxes	82,086	82,356
Non-current liabilities of discontinued operations	-	132,269
Total liabilities	790,247	1,829,290
Shareholders' equity - controlling interest	912,096	1,696,011
Noncontrolling interests	2,346	125,617
Total equity	914,442	1,821,628
Total liabilities and equity	$1,704,689	$3,650,918

WORTHINGTON ENTERPRISES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2024	2023	2024	2023
Operating activities:
Net earnings	$22,000	$50,258	$149,869	$135,007
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,949	28,153	68,281	84,508
Impairment of long-lived assets	-	484	1,401	796
Provision for (benefit from) deferred income taxes	4,329	(5,525)	843	(20,198)
Loss on extinguishment of debt	-	-	1,534	-
Bad debt expense (income)	24	2,346	(430)	3,786
Equity in net income of unconsolidated affiliates, net of distributions	(2,926)	23,218	3,169	84,415
Net loss (gain) on sale of assets	(14)	46	(348)	(4,988)
Stock-based compensation	2,602	4,975	13,294	13,758
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(18,124)	3,382	49,737	160,475
Inventories	16,176	53,499	54,999	166,959
Accounts payable	15,561	6,627	(59,534)	(195,489)
Accrued compensation and employee benefits	7,190	(2,900)	(2,030)	(33,432)
Income taxes payable	(725)	-	(7,691)	(300)
Other operating items, net	(7,921)	17,588	(28,288)	833
Net cash provided by operating activities	50,121	182,151	244,806	396,130

Investing activities:
Investment in property, plant and equipment	(10,017)	(22,748)	(72,191)	(68,715)
Acquisitions, net of cash acquired	(8,707)	-	(29,721)	(56,088)
Proceeds from sale of assets, net of selling costs	-	51	837	35,545
Investment in note receivable	100	-	(14,900)	-
Investment in non-marketable equity securities	(75)	(20)	(1,614)	(270)
Net proceeds from sale of investment in ArtiFlex	35	(300)	-	35,795
Distributions from unconsolidated affiliate			1,085
Net cash used by investing activities	(18,664)	(23,017)	(116,504)	(53,733)

Financing activities:
Distribution from Separation of Worthington Steel, Inc.	150,000	-	150,000	-
Transfers to Worthington Steel, Inc. at Separation	(218,048)	-	(218,048)	-
Net proceeds from short-term borrowings (1)	-	(1,330)	172,187	(44,392)
Principal payments on long-term obligations	(150,133)	(5,759)	(393,890)	(5,909)
Proceeds from issuance of common shares, net of tax withholdings	(1,023)	704	(15,360)	(3,411)
Payments to noncontrolling interests	-	-	(1,920)	(11,760)
Dividends paid	(15,849)	(15,101)	(48,907)	(44,166)
Net cash provided (used) by financing activities	(235,053)	(21,486)	(355,938)	(109,638)
Increase (decrease) in cash and cash equivalents	(203,596)	137,648	(227,636)	232,759
Cash and cash equivalents at beginning of period	430,906	129,596	454,946	34,485
Cash and cash equivalents at end of period (2)	$227,310	$267,244	$227,310	$267,244

_______________________

  Net proceeds in fiscal 2024 consisted of borrowings under Worthington Steel’s short-term credit facilities assumed by Worthington Steel in conjunction with the Separation.

  The cash flows related to discontinued operations have not been segregated in the periods presented herein. Accordingly, the consolidated statements of cash flows include the results from continuing and discontinued operations.

WORTHINGTON ENTERPRISES, INC.
NON-GAAP FINANCIAL MEASURES / PRO FORMA FINANCIAL DATA
(In thousands, except units and per share amounts)

The following provides a reconciliation of certain non-GAAP financial measures, including adjusted operating income, adjusted net earnings from continuing operations attributable to controlling interest and adjusted earnings per diluted share from continuing operations attributable to controlling interest, from their most comparable GAAP measure for the three and nine months ended February 29, 2024, and February 28, 2023. Refer to the Use of Non-GAAP Measures and Definitions section herein and non-GAAP footnotes below for further information on these measures.

	Three Months Ended February 29, 2024
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings - Continuing Operations	Diluted EPS - Continuing Operations	Effective Tax Rate
GAAP	$4,281	$40,471	$18,471	$22,000	$0.44	45.6%
Restructuring and other expense, net	698	698	(166)	532	0.01
Separation costs	2,999	2,999	(712)	2,287	0.05
Pension settlement charge	-	8,103	(1,929)	6,174	0.12
One-time tax effects of Separation	-	-	9,197	9,197	0.18
Non-GAAP	$7,978	$52,271	$12,081	$40,190	$0.80	23.1%

	Three Months Ended February 28, 2023
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings - Continuing Operations	Diluted EPS - Continuing Operations	Effective Tax Rate
GAAP	$4,000	$37,142	$7,391	$29,751	$0.60	19.9%
Corporate costs eliminated at Separation	10,369	10,369	(2,469)	7,900	0.16
True-up of Level5 earnout accrual	(1,050)	(1,050)	253	(797)	(0.02)
Impairment of long-lived assets	484	484	(115)	369	0.01
Restructuring and other income, net	823	823	(191)	632	0.02
Separation costs	2,305	2,305	(549)	1,756	0.04
Loss on sale of investment in ArtiFlex	-	300	(43)	257	-
Non-GAAP	$16,931	$50,373	$10,505	$39,868	$0.81	20.9%

	Nine Months Ended February 29, 2024
	Operating Income (Loss)	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings - Continuing Operations	Diluted EPS - Continuing Operations	Effective Tax Rate
GAAP	$(17,411)	$100,804	$34,041	$66,763	$1.33	33.8%
Corporate costs eliminated at Separation	19,343	19,343	(4,606)	14,737	0.30
Restructuring and other income, net	704	704	(168)	536	0.01
Separation costs	12,465	12,465	(2,968)	9,497	0.19
Pension settlement charge	-	8,103	(1,929)	6,174	0.12
Loss on extinguishment of debt	-	1,534	(365)	1,169	0.02
Gain on sale of assets in equity income	-	(2,780)	662	(2,118)	(0.04)
One-time tax effects of Separation	-	-	9,197	9,197	0.18
Non-GAAP	$15,101	$140,173	$34,218	$105,955	$2.11	24.4%

	Nine Months Ended February 28, 2023
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings - Continuing Operations	Diluted EPS - Continuing Operations	Effective Tax Rate
GAAP	$14,518	$96,334	$20,709	$75,625	$1.53	21.5%
Corporate costs eliminated at Separation	31,108	31,108	(7,391)	23,717	0.48
Impairment of long-lived assets	484	484	(115)	369	0.01
Restructuring and other income, net	(354)	(354)	85	(269)	(0.01)
Separation costs	3,572	3,572	(854)	2,718	0.06
Pension settlement charge	-	4,774	(1,142)	3,632	0.07
Loss on sale of investment in Artiflex	-	16,059	(3,842)	12,217	0.25
Non-GAAP	$49,328	$151,977	$33,968	$118,009	$2.39	22.4%

To further assist in the analysis of segment results for the three and nine months ended February 29, 2024, and February 28, 2023, the following supplemental information has been provided, including net sales, volume, and adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP financial measures used by management to evaluate ongoing segment operating performance and allocate resources. The summarized segment information below includes a reconciliation of adjusted EBITDA to its most comparable GAAP measure, which is operating income for purposes of measuring segment profit.

For periods prior to the Separation, we have also included adjusted EBITDA and adjusted EBITDA margin, on a pro forma basis, to illustrate estimated effects of the post-Separation relationship between us and Worthington Steel under our transition services agreement and long-term steel supply agreement. This pro forma financial information assumes the Separation occurred on June 1, 2022, the first day of our fiscal 2023. For further information on this pro forma presentation, refer to the Use of Non-GAAP Measures and Definitions section included herein.

	Three Months Ended February 29, 2024
			Sustainable	Unallocated
	Consumer	Building	Energy	Corporate
	Products	Products	Solutions	and Other	Consolidated
Volume (units)	19,010	3,422	143	n/a	22,575
Net sales	$133,181	$148,190	$35,384	n/a	$316,755

Operating income (loss)	$21,352	$2,703	$(4,848)	$(14,926)	$4,281
Restructuring and other expense, net	-	84	-	614	698
Separation costs	-	-	-	2,999	2,999
Adjusted operating income (loss)	21,352	2,787	(4,848)	(11,313)	7,978
Miscellaneous income (expense), net (1)	12	154	328	613	1,107
Equity in net income of unconsolidated affiliates	-	43,813	-	(578)	43,235
Adjusted EBIT	$21,364	$46,754	$(4,520)	$(11,278)	$52,320
Depreciation and amortization	3,960	5,985	1,853	151	11,949
Stock-based compensation	325	320	-	1,957	2,602
Adjusted EBITDA	$25,649	$53,059	$(2,667)	$(9,170)	$66,871

Adjusted EBITDA margin	19.3%	35.8%	(7.5%)	NM	21.1%

	Three Months Ended February 28, 2023
			Sustainable	Unallocated
	Consumer	Building	Energy	Corporate
	Products	Products	Solutions	and Other	Consolidated
Volume (units)	18,154	3,499	122	n/a	21,775
Net Sales	$130,684	$183,839	$31,792	n/a	$346,315

Operating income (loss)	$14,594	$9,900	$(1,403)	$(19,091)	$4,000
Corporate costs eliminated at Separation (4)	2,611	2,616	-	5,142	10,369
True-up of Level5 earnout accrual	(1,050)	-	-	-	(1,050)
Impairment of long-lived assets	-	484	-	-	484
Restructuring and other income, net	206	617	-	-	823
Separation costs	-	-	-	2,305	2,305
Adjusted operating income (loss)	16,361	13,617	(1,403)	(11,644)	16,931
Miscellaneous income (expense), net	(12)	122	(37)	144	217
Equity in net income of unconsolidated affiliates (2)	-	37,836	-	(425)	37,411
Adjusted EBIT	$16,349	$51,575	$(1,440)	$(11,925)	$54,559
Depreciation and amortization	4,264	5,666	1,652	311	11,893
Stock-based compensation	487	856	-	2,421	3,764
Adjusted EBITDA	$21,100	$58,097	$212	$(9,193)	$70,216

Adjusted EBITDA margin	16.1%	31.6%	0.7%	NM	20.3%

Pro forma adjusted EBITDA	$20,625	$57,622	$212	$(9,110)	$69,349
Pro forma Adjusted EBITDA margin	15.8%	31.3%	0.7%	NM	20.0%

	Nine Months Ended February 29, 2024
			Sustainable	Unallocated
	Consumer	Building	Energy	Corporate
	Products	Products	Solutions	and Other	Consolidated
Volume (units)	50,973	10,578	363	n/a	61,914
Net Sales	$369,923	$465,421	$91,558	n/a	$926,902

Operating income (loss)	$34,207	$8,971	$(13,025)	$(47,564)	$(17,411)
Corporate costs eliminated at Separation (4)	4,707	4,650	-	9,986	19,343
Restructuring and other expense, net	-	84	-	620	704
Separation costs	-	-	-	12,465	12,465
Adjusted operating income (loss)	38,914	13,705	(13,025)	(24,493)	15,101
Miscellaneous income (expense), net (1)	49	452	1,165	454	2,120
Equity in net income of unconsolidated affiliates (2)	-	124,032	-	516	124,548
Adjusted EBIT (3)	$38,963	$138,189	$(11,860)	$(23,523)	$141,769
Depreciation and amortization	12,064	17,911	5,426	837	36,238
Stock-based compensation	1,510	2,401	-	5,911	9,822
Adjusted EBITDA (3)	$52,537	$158,501	$(6,434)	$(16,775)	$187,829

Adjusted EBITDA margin	14.2%	34.1%	(7.0%)	NM	20.3%

Pro forma adjusted EBITDA	$51,637	$157,601	$(6,434)	$(16,609)	$186,195
Pro forma Adjusted EBITDA margin	14.0%	33.9%	(7.0%)	NM	20.1%

	Nine Months Ended February 28, 2023
			Sustainable	Unallocated
	Consumer	Building	Energy	Corporate
	Products	Products	Solutions	and Other	Consolidated
Volume (units)	55,068	10,842	411	n/a	66,321
Net Sales	$406,479	$542,536	$100,679	n/a	$1,049,694

Operating income (loss)	$46,422	$12,250	$(1,709)	$(42,445)	$14,518
Corporate costs eliminated at Separation (4)	7,833	7,849	-	15,426	31,108
Impairment of long-lived assets	-	484	-	-	484
Restructuring and other income, net	206	617	-	(1,177)	(354)
Separation costs	-	-	-	3,572	3,572
Adjusted operating income (loss)	$54,461	$21,200	$(1,709)	$(24,624)	$49,328
Miscellaneous income (expense), net (1)	(78)	405	19	(69)	277
Equity in net income of unconsolidated affiliates (2)	-	116,809	-	1,254	118,063
Adjusted EBIT	$54,383	$138,414	$(1,690)	$(23,439)	$167,668
Depreciation and amortization	12,002	16,479	4,622	1,099	34,202
Stock-based compensation	1,461	2,565	-	6,392	10,418
Adjusted EBITDA	$67,846	$157,458	$2,932	$(15,948)	$212,288

Adjusted EBITDA margin	16.7%	29.0%	2.9%	NM	20.2%

Pro forma adjusted EBITDA	$66,371	$155,983	$2,932	$(15,699)	$209,587
Pro forma Adjusted EBITDA margin	16.3%	28.8%	2.9%	NM	20.0%

Non-GAAP Footnotes:

  Excludes pre-tax charges of $8,103 and $4,774 from separate pension lift-out transaction completed in February 2024 and August 2022, respectively, to transfer the pension benefit obligation under The Gerstenslager Company Bargaining Unit Employees’ Pension Plan to third-party insurance companies.
  Excludes the following items reflected in equity income in our consolidated statements of earnings:
    For the three and nine months ended February 29, 2024, our share of the gain realized by our engineered cabs joint venture, Taxi Workhorse, in connection with the sale of the joint venture’s operations in Brazil, which totaled $2,780 on a pre-tax basis.
    For the nine months ended February 28, 2023, the loss realized in connection with the August 3, 2022, sale of our then 50% noncontrolling equity investment in ArtiFlex Manufacturing, LLC, or $16,059 on a pre-tax basis, including $300 of deal costs during the three months ended February 28, 2023.
  Excludes a pre-tax loss of $1,534 realized in connection with the July 28, 2023, early redemption of the 2026 Notes. The loss resulted primarily from unamortized issuance costs and discount included in the carrying amount of the 2026 Notes and the acceleration of the remaining unamortized loss in equity related to a treasury lock derivative instrument executed in connection with the issuance of the 2026 Notes.
  Reflects reductions in certain corporate overhead costs that no longer exist post-Separation. These costs were included in continuing operations as they represent general corporate overhead that was historically allocated to Worthington Steel but did not meet the requirements to be presented as discontinued operations.

The following table outlines our equity income (loss) by unconsolidated affiliate for the periods presented:

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2024	2023	2024	2023
WAVE	$26,022	$18,906	$75,765	$61,681
ClarkDietrich	17,791	18,930	48,267	55,128
ArtiFlex	-	(300)	-	(13,700)
Workhorse	(578)	(425)	3,296	(1,105)
Total equity income	$43,235	$37,111	$127,328	$102,004

WORTHINGTON ENTERPRISES, INC.
USE OF NON-GAAP MEASURES AND DEFINITIONS

NON-GAAP MEASURES. These materials include certain financial measures that are not calculated and precented in accordance with accounting principles generally accepted in the United States (“GAAP”). The non-GAAP financial measures typically exclude items that management believes are not reflective of, and thus should not be included when evaluating the performance of the Company’s ongoing operations. Management uses the non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning, and determine incentive compensation. Management believes these non-GAAP measures provide useful supplemental information and additional perspective on the performance of the Company’s ongoing operations and should not be considered as an alternative to the comparable GAAP measure. Additionally, management believes these non-GAAP measures allow for meaningful comparisons and analysis of trends in the Company’s businesses and enables investors to evaluate operations and future prospects in the same manner as management.

The following provides an explanation of each non-GAAP measure presented in these materials:

Adjusted operating income is defined as operating income (loss) excluding the items listed below, to the extent naturally included in operating income (loss).

Adjusted net earnings from continuing operations is defined as net earnings from continuing operations attributable to controlling interest (“net earnings from continuing operations”) excluding the after-tax effect of the excluded items outlined below.

Adjusted earnings per diluted share from continuing operations (“Adjusted EPS from continuing operations”) – is defined as adjusted net earnings from continuing operations divided by diluted weighted-average shares outstanding.

Adjusted EBITDA – Adjusted EBITDA is defined as Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization.  EBITDA is calculated by adding or subtracting, as appropriate, interest expense, net, income tax expense, depreciation, and amortization to/from net earnings from continuing operations attributable to controlling interest, which is further adjusted to exclude impairment and restructuring charges (gains) as well as other items that management believes are not reflective of, and thus should not be included when evaluating the performance of its ongoing operations, as outlined below. Adjusted EBITDA also excludes stock-based compensation due to its non-cash nature, which is consistent with how management assesses operating performance.  At the segment level, adjusted EBITDA includes expense allocations for centralized corporate back-office functions that exist to support the day-to-day business operations. Public company and other governance costs are held at the corporate level.

Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.

Exclusions from Non-GAAP Financial Measures

Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and investors’ assessment of the business for the reasons identified below:

  Impairment charges are excluded because they do not occur in the ordinary course of our ongoing business operations, are inherently unpredictable in timing and amount, and are non-cash, which we believe facilitates the comparison of historical, current and forecasted financial results.
  Restructuring activities, which can result in both discrete gains and/or losses, consist of established programs that are not part of our ongoing operations, such as divestitures, closing or consolidating facilities, employee severance (including rationalizing headcount or other significant changes in personnel), and realignment of existing operations (including changes to management structure in response to underlying performance and/or changing market conditions). These items are excluded because they are not part of the ongoing operations of our underlying business.
  Separation costs, which consist of direct and incremental costs incurred in connection with the completed Separation are excluded as they are one-time in nature and are not expected to occur in period following the Separation. These costs include fees paid to third-party advisors, such as investment banking, audit and other advisory services as well as direct and incremental costs associated with the Separation of shared corporate functions. Results in the current fiscal year also include incremental compensation expense associated with the modification of unvested short and long-term incentive compensation awards, as required under the employee matters agreement executed in conjunction with the Separation.
  Loss on early extinguishment of debt is excluded because it does not occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.
  Pension settlement charges are excluded because of their non-cash nature and the fact that they do not occur in the normal course of business and may obscure analysis of trends and financial performance. These transactions typically result from the transfer of all or a portion of the total projected benefit obligation to third-party insurance companies.

PRO FORMA FINANCIAL INFORMATION.  These materials include certain financial data and operating metrics that are presented on a pro forma basis to illustrate the estimated effects of the Separation of Worthington Steel from the historical combined company, which was consummated on December 1, 2023, and to give effect to divested operations historically presented within Other. Management believes these pro forma measures provide investors with useful supplemental financial information regarding the performance of the Company’s continuing operations after reflecting the Separation. This pro forma financial information has been prepared based upon the best available information and management estimates and is subject to assumptions and adjustments described in the accompanying footnotes. They are not intended to be a complete presentation of the Company’s financial position or results of operations had the Separation occurred as of and for the periods indicated. In addition, the pro forma financial information is being provided for informational purposes only and is not necessarily indicative of the Company’s future results of operations or financial condition had the Separation and related transactions been completed on the dates assumed. Management believes these assumptions and estimates are reasonable, given the information available on the filing date.

Sonya L. Higginbotham
Senior Vice President
Chief of Corporate Affairs, Communications and Sustainability
614.438.7391
sonya.higginbotham@wthg.com

Marcus A. Rogier
Treasurer and Investor Relations Officer
614.840.4663
marcus.rogier@wthg.com

200 Old Wilson Bridge Rd.
Columbus, Ohio 43085
WorthingtonEnterprises.com